Exhibit 10.15

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

AMENDED AND RESTATED

GAS COMPRESSOR MASTER RENTAL AND

SERVICING AGREEMENT

THIS AMENDED AND RESTATED GAS COMPRESSOR MASTER RENTAL AND SERVICING AGREEMENT (this “Agreement”), originally dated as of September 30, 2009 (the “Effective Date”), amended and restated effective as of December 21, 2010 (“Amendment Effective Date”), is between MidCon Compression, LLC (“CHK Compression”) and Chesapeake MLP Operating, L.L.C., a Delaware limited liability company (“MLP OpCo”). For purposes of this Agreement, MLP OpCo and its subsidiaries are referred to as “Gatherers.” CHK Compression and MLP OpCo are referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A. Gatherers own and operate natural gas gathering systems and related facilities.

B. Gatherers are parties to gas gathering agreements, pursuant to which each has agreed to provide gathering, compression, dehydration, treating, and processing services for gas delivered to their gathering systems, on the terms and subject to the conditions therein.

C. Gatherers now desire to lease from CHK Compression, and CHK Compression now desires to lease to Gatherers, certain equipment to be used by Gatherers to compress gas received under a Gathering Agreement and other gas gathered from third parties within the Gathering Agreement AMI, and CHK Compression desires to provide certain related services in connection therewith, on the terms and subject to the conditions provided in this Agreement.

Agreements:

NOW, THEREFORE, in consideration of the covenants in this Agreement, the Parties hereby amend and restate the Agreement, effective as of the Amendment Effective Date, as follows:

1. Definitions. The following capitalized terms used in this Agreement and the attached Schedules shall have the meanings set forth below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, whether by contract, voting power, or otherwise. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by,” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise. For purposes of this definition, none of the MLP Entities shall be considered an Affiliate of CHK Compression or any of its other Affiliates and CHK Compression and its Affiliates (other than the MLP Entities) shall not be considered an Affiliate of the MLP Entities.

“Agreement” is defined in the preamble.

“Amendment Effective Date” is defined in the preamble.

“Applicable Law” means any applicable law, statute, rule, regulation, ordinance, order, or other pronouncement, action, or requirement of any Governmental Authority.

“Business Day” means any day except Saturday, Sunday, or Federal Reserve Bank holidays.

“Chesapeake” means Chesapeake Energy Corporation, an Oklahoma corporation.

“CHK Compression” is defined in the preamble.

“Claims” is defined in Section 19.

“Contract Continuation Period” means any month-to-month leasing period or 12-month leasing period, as applicable, following the Primary Lease Term pursuant to Section 3(a).

“Contract Dispute” means any controversy, claim, or disagreement between or among Parties concerning the interpretation of this Agreement or any action taken pursuant hereto, other than, for the avoidance of doubt, the performance, non-performance, or exercise of rights under the provisions of this Agreement that do not concern the interpretation of the rights or provisions hereunder.

“Contract Start Date” means (i) for Equipment described in Schedule 1, the contract start date shown in Schedule 1 for such Equipment, which is the date on which the lease of such Equipment is deemed to have commenced hereunder, and for purposes of clarity, such date may be before the Effective Date and (ii) for Equipment leased by MLP OpCo from Schedule 2 or Schedule 3, the date on which such lease commences under Section 3(c).

“CPI-U” means the Consumer Price Index - All Urban Consumers published by the Bureau of Labor Statistics of the U.S Department of Labor.

“Effective Date” is defined in the preamble.

“Equipment” means the compression and other equipment described in the Schedules.

“Force Majeure Event” means any cause or event not reasonably within the control of the Party whose performance is sought to be excused thereby, including the following causes and events (to the extent such causes and events are not reasonably within the control of the Party claiming suspension): acts of God, strikes, lockouts, or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, floods, and washouts; arrests, orders, requests, directives, restraints and requirements of governments and government agencies and people, either federal or state, civil and military; any application of government conservation or curtailment rules and regulations; inability to secure labor or materials; necessity for compliance with any court order or any Applicable Law; inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations; or any other causes, whether of the kind enumerated herein or otherwise, not reasonably within the control of the Party claiming suspension. “Force Majeure Event” specifically excludes price changes due to market conditions or other changes in economics associated with the delivery, installation, use, maintenance, or redelivery of Equipment or the non availability or lack of funds or failure to pay money when due.

“Gathering Agreements” mean gas gathering agreements listed on Exhibit A, as amended from time to time.

“Gathering Agreement AMI” means the Midcon AMI, the Barnett AMI, and the Springridge AMI, as those terms are defined in the Gathering Agreements.

“Governmental Authority” means any court, government (federal, state, local, or foreign), department, political subdivision, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

“H2S” is defined in Section 5.

“High H2S Gas” is defined in Section 5.

“MLP Entities” means Chesapeake Midstream Ventures, L.L.C., a Delaware limited liability company, Chesapeake Midstream GP, L.L.C., a Delaware limited liability company, and Chesapeake Midstream Partners, L.P., a Delaware limited partnership, and its subsidiaries.

“MLP OpCo” is defined in the preamble.

“Notice” is defined in Section 24.

“Party” and “Parties” are defined in the preamble.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association (whether incorporated or unincorporated), joint-stock company, trust, Governmental Authority, unincorporated organization, or other entity.

“ppm” is defined in Section 5.

“Primary Lease Term” means the initial contract period beginning on the Contract Start Date for any Equipment as specified in Section 3(a)(1).

“Producers” is defined in the recitals.

“RTS” means, with respect to any Equipment ordered by MLP OpCo, that CHK Compression holds such Equipment in inventory and such Equipment is ready to ship to Gatherers.

“RTS Date” is defined in Section 3(c).

“Schedules” means Schedule 1, Schedule 2, and Schedule 3 attached to this Agreement.

“Springridge Gathering Agreement” means the Gas Gathering Agreement dated December 21, 2010 between Magnolia Midstream Gas Services, L.L.C., an Oklahoma limited liability company, Chesapeake Energy Marketing, Inc., an Oklahoma corporation, Chesapeake Operating, Inc., an Oklahoma corporation, Empress, L.L.C., an Oklahoma limited liability company, and Chesapeake Louisiana L.P., an Oklahoma limited partnership, as amended from time to time.

2.	Equipment Lease.

(a) General. Subject to the terms and conditions herein, CHK Compression hereby leases to MLP OpCo, and MLP OpCo hereby leases from CHK Compression, (i) the compression equipment described in the attached Schedule 1 and Schedule 2 and (ii) any additional compression equipment listed on Schedule 3 (and any replacement models for such equipment) that MLP OpCo desires to lease from CHK Compression from time to time. Upon the request by MLP OpCo to CHK Compression to lease from time to time any of the compression equipment listed on Schedule 3, the Parties shall execute and deliver a written addendum to this Agreement describing the Equipment leased and the Contract Start Date for such Equipment and such addendum shall be incorporated into this Agreement for all purposes and the lease of the Equipment described therein shall become subject to the provisions hereof.

(b)	Exclusivity.

1) General. Until the 7th anniversary of the Effective Date, CHK Compression will have the exclusive right to lease and rent compression equipment to Gatherers in the Gathering Agreement AMI. If the Parties reach agreement under Section 3(b)(2) on redetermined monthly rental rates for the Equipment then leased hereunder, then this Agreement shall continue in effect as to such leased Equipment for the remaining term of this Agreement, but after the 7th anniversary of the Effective Date, Gatherers shall be free to lease compression equipment from any third party.

2) Terms. In consideration of such exclusivity commitment by Gatherers, Equipment ordered by MLP OpCo hereunder from Schedule 3 (i) that is in the existing inventory of CHK Compression will be shipped and delivered by CHK Compression on no less than the highest priority that CHK Compression ships and delivers the same or similar equipment to any of its Affiliates and (ii) that is not in the existing inventory of CHK Compression shall be ordered by CHK Compression promptly from the manufacturer of such Equipment with the earliest possible delivery date. The exclusivity right of CHK Compression hereunder shall be suspended during periods when CHK Compression is not performing under this Agreement in a manner that will allow any Gatherer to perform its material obligations under the Gathering Agreements, including providing the lowest possible pressure service under the Gathering Agreements.

3) Third Party Units Leased by Gatherers. Upon the expiration or termination of the primary term of any compressor lease between Gatherers and a third party for compression equipment located in the Gathering Agreement AMI, CHK Compression shall have the right to lease and rent any equipment needed by such Gatherers to replace such expired or terminated compressors if the market rates offered by CHK Compression for such replacement equipment are as favorable to Gatherers as the rates then proposed or offered to Gatherers by third parties to lease the same or similar equipment in arms-length transactions, including the costs to transport the compressors to the installation site and to install and remove the compressors.

3.	Terms of Lease.

(a) Schedule Information. Schedule 1 includes a description of the Equipment leased hereunder as of the Effective Date, including the manufacturer, the amount of the monthly rental payments for such Equipment, the Contract Start Date for such Equipment, and a description of Gatherer’s site where such Equipment has been installed. The lease of the Equipment shown in Schedule 1 shall be deemed for purposes of this Agreement to have commenced on the applicable Contract Start Date shown in Schedule 1. Schedule 2 includes a description of all Equipment that has not been, but may be, ordered by MLP OpCo. Schedule 3 also includes a description of the Equipment that may be leased from time to time hereunder by MLP OpCo after the Effective Date (and any replacement models for such equipment), including the manufacturer of the Equipment, the performance and operating standards for such Equipment, and the amount of the monthly rental payments for such Equipment. Subject to the terms of this Agreement:

1) Equipment greater than 400 HP leased to MLP OpCo by CHK Compression will have a 36-month minimum Primary Lease Term, and Equipment less than or equal to 400 HP leased to MLP OpCo by CHK Compression will have a 24-month minimum Primary Lease Term;

2) Upon completion of the Primary Lease Term, Equipment subject to this Agreement not located in the State of Texas will be leased month-to-month thereafter until released by MLP OpCo with no less than 60 days Notice before (i) the end of the Primary Lease Term or (ii) the end of any subsequent month-to-month leasing period;

3) Upon completion of the Primary Lease Term for any Equipment located in the State of Texas, the Equipment will continue to be leased for successive periods of 12 months thereafter until released by MLP OpCo with no less than 60 days Notice (i)

before the end of the Primary Lease Term or (ii) during any subsequent 12-month leasing period; and

4) The date of release will be deemed the date that occurs 60 days after a Notice is given.

(b)	Rental Payments.

1) Monthly Rates. Beginning on the Effective Date, MLP OpCo shall pay the monthly rental rates shown for the Equipment in Schedule 1, as such rates are escalated each October 1 as set forth therein. Beginning on the Contract Start Date for the Equipment shown in Schedule 2, MLP OpCo shall pay the monthly rental rates shown for such Equipment in Schedule 2, as such rates are escalated each October 1 as set forth therein. If MLP OpCo elects to lease any Equipment shown in Schedule 3, beginning on the Contract Start Date for such Equipment, MLP OpCo shall pay the monthly rental rates shown for such Equipment in Schedule 3, as such rates are escalated each October 1 as set forth therein. Such monthly rental rates include the rental of the Equipment and the performance by CHK Compression of the other services described herein for such Equipment at no additional cost to MLP OpCo, except as set forth herein. MLP OpCo also shall be responsible for the payment of the footnoted amounts in Schedule 2.

2) Redetermination. Beginning no later than 24 months prior to the 7th anniversary of the Effective Date, the Parties shall enter into good-faith discussions to determine the monthly rental rates for all Equipment then leased by MLP OpCo hereunder and for the Equipment then listed on Schedule 3. Such monthly rental rates shall be redetermined to equal the market rates then being charged by third parties to lease the same or similar equipment and services in the Gathering Agreement AMI, as the case may be, in arms-length transactions, without considering the costs to transport the Equipment to the installation site and to install and remove the Equipment. Proposals or bids received by MLP OpCo from non-Affiliated parties to lease the same or similar equipment in the Gathering Agreement AMI shall be indicative of market rental rates and services. Upon reaching agreement on the redetermined monthly rental rates, the Parties shall amend the Schedules to this Agreement to include such redetermined monthly rental rates. Such redetermined monthly rental rates shall remain in effect for the remaining term of this Agreement and shall be escalated by the increase in the CPI-U over the most recent 12-month period (for which data is available) beginning on the 8th anniversary of the Effective Date and on each anniversary of the Effective Date thereafter. If the Parties fail to reach agreement on redetermined monthly rental rates for any Equipment at least 12 months prior to the 7th anniversary of the Effective Date, MLP OpCo may, at its option, terminate this Agreement upon 60 days’ prior Notice to CHK Compression, with such termination to be effective on the date specified in such termination Notice but no earlier than the 7th anniversary of the Effective Date.

(c) Standby Rates and Cancellation. For all Equipment described in Schedule 3 ordered by MLP OpCo hereunder from Schedule 3, the lease of such Equipment shall commence on the first day of the month following the later of (i) the date on which CHK Compression notifies MLP OpCo that the Equipment is RTS (the “RTS Date”) or (ii) the date on which such MLP OpCo requested that such Equipment be delivered, which date shall be the Contract Start Date for such Equipment. Beginning on the Contract Start Date, a “Standby Fee” equal to **% of the monthly base rental rate will be charged by CHK Compression on such Equipment until the first day of the month following the date on which the Equipment is installed and first commences operation on such Gatherer’s site. Thereafter, the monthly base rental rate will be charged by CHK Compression for such Equipment. If any Equipment is moved, at the request of a Gatherer, to another site as provided below, the new site will be billed commencing on the first day of the month immediately following the move. The old site will be billed through the end of the month during which the move occurred. Orders placed by MLP OpCo for new Equipment to be built can be cancelled by MLP OpCo, in its discretion, subject to MLP OpCo reimbursing CHK Compression for all out-of pocket fees incurred by CHK Compression with respect to such cancellation. If MLP OpCo does not need the Equipment on the Contract Start Date, the Standby Fee will be charged until the Equipment is rented at a rental rate equal to or greater than **% of the then-effective monthly rental rate for such Equipment, either by MLP OpCo or to a third party customer.

(d) Maintenance and Repair. CHK Compression shall be responsible for the maintenance and repair of the Equipment, as provided herein, except in cases where damage is due to a Gatherer’s gross negligence. Without limiting the foregoing, CHK Compression shall provide all lubricating oil and antifreeze for the Equipment in accordance with the manufacturer’s specifications as part of the services it provides hereunder.

(e) Emissions Services. CHK Compression shall cause the Equipment to be maintained in a manner that permits the Equipment to be operated by Gatherers in compliance with all Applicable Laws, including all applicable permits relating to air emissions in effect at the time of installation, and shall perform the other emissions services as provided below. CHK Compression will exercise commercially reasonable efforts to cause the Equipment to meet future emission regulations. As part of the services provided hereunder, CHK Compression shall include the on-skid Equipment needed for pollution containment (but CHK Compression shall not be obligated to remove any liquids collected in such facilities). Additionally, if MLP OpCo from time to time requires any other emissions services in connection with Equipment leased hereunder that are not contemplated by this Agreement, CHK Compression agrees to perform such services for MLP OpCo at CHK Compression’s actual cost, to include labor, at their current published labor rates, which labor rates shall be no less favorable to MLP OpCo than the labor rates charged by CHK Compression to its Affiliates.

(f)	Release, Replacement, and Relocation.

1) Release. By providing no less than 60 days Notice prior to the end of the Primary Lease Term for any Equipment or at any time thereafter, such Equipment can be released and returned to CHK Compression by MLP OpCo (after the Primary Lease Term has expired), with no further obligations under this Agreement with respect to such Equipment, if MLP OpCo determines such Equipment is no longer required.

2) Replacement. MLP OpCo shall have the right, at any time during the Primary Lease Term or any Contract Continuation Period, to terminate any Equipment lease hereunder and replace such Equipment with any other Equipment either (i) maintained in inventory by CHK Compression and not then committed to a non-Affiliated party or (ii) located in the Gathering Agreement AMI and past the Primary Lease Term, or earlier if mutually agreed to by both Parties in writing, for such Equipment. The Contract Start Date for new Equipment added under clause (i) of the previous sentence shall be the date the Equipment is replaced. Additionally, at any time after the end of the Primary Lease Term, MLP OpCo shall have the right to request, and CHK Compression shall provide and deliver, the most recent comparable model of such Equipment as a replacement for such Equipment hereunder. The Contract Start Date of Equipment replaced after the end of the Primary Lease Term will be the same as the start date of the Contract Continuation Period during which the Equipment was replaced. If MLP OpCo provides Notice to CHK Compression that it elects to have CHK Compression replace any such Equipment, CHK Compression shall remove and replace such Equipment as soon as reasonably practicable.

3) Relocation. MLP OpCo shall have the right to request that CHK Compression change the location of any Equipment in the Gathering Agreement AMI by providing Notice to CHK Compression. CHK Compression shall, as soon as reasonably practicable, relocate such Equipment as provided in MLP OpCo’s Notice.

4) Costs. The reasonable out-of-pocket removal, transportation, and installation costs incurred by CHK Compression to release, replace, or relocate any Equipment under this Section 3(f) shall be paid by MLP OpCo.

4.	Emissions Services.

(a) Included Services. As part of the services provided by CHK Compression for the rental payments, CHK Compression will provide to Gatherers the following emission services, at no cost to Gatherers:

1) operations and maintenance reports and records that are required by the air permit for the Equipment will be generated in an electronic format by CHK Compression and provided monthly (and supplemented from time to time to Gatherers);

2) CHK Compression will assist Gatherers in keeping their logs of shutdowns and startups for each compressor engine that has associated venting of gas;

3) all costs and expenses to cover additional emissions personnel, analyzers, equipment, related maintenance, and CHK Compression’s local emissions training program; and

4) other emissions services reasonably requested by MLP OpCo.

(b) Additional Costs. For all Equipment that requires emission control equipment, and for all Equipment located on a site in a “non-attainment” area under Applicable Laws, CHK Compression will provide to MLP OpCo the following emission services at a monthly fee of **% of the applicable monthly rental rate specified on Schedule 1, Schedule 2, or Schedule 3, as adjusted pursuant to Section 3(b) for such Equipment:

1) quarterly portable analyzer emission testing will be provided by CHK Compression following the approved protocol of Gatherers and completed as required by Applicable Laws or the applicable air permit and the test report will be provided to MLP OpCo within 14 days following the test;

2) purchasing of all catalyst elements and catalyst installation, maintenance, cleaning, and replacement; and

3) all maintenance to the engine’s emission controls and hardware required for air permit compliance (in effect at the time of unit installation), including performing necessary tests to confirm the engine is meeting emissions standards.

All parts and labor required or necessary to perform the services above shall be provided by CHK Compression, other than such parts and labor required to repair damage caused by the gross negligence of Gatherers or the delivery of gas that did not meet the specifications in the applicable Gathering Agreement.

(c) Testing Notice. MLP OpCo will provide Notice to CHK Compression of any scheduled “EPA Method” emission testing for any Equipment no less than 14 days prior to the test date or soon as practicable after Gatherers receive notice of such test. If the test is cancelled due to a mechanical failure of the Equipment, CHK Compression will provide at least 2 days Notice of such cancellation (unless mechanical failure of the Equipment requires a shorter notification period).

(d) Coordination. CHK Compression and MLP OpCo shall jointly coordinate the performance of the emissions services hereunder with all applicable Governmental Authorities having jurisdiction.

(e) Termination. MLP OpCo, at its option and from time to time, may terminate the performance of all or any part of the emissions services provided hereunder by providing no less than 6 months Notice to CHK Compression. At any time after the 2nd anniversary of the Effective Date, CHK Compression, at its option, may terminate the performance of the emissions services under Section 4(b) above by providing no less than 6 months prior Notice to MLP OpCo. Upon any such termination by either Party, CHK Compression shall, at the request of MLP OpCo, provide transition services to Gatherers (including training and materials) for any reasonable period of time requested by MLP OpCo, at MLP OpCo’s cost. Upon any such termination of such emissions services by MLP OpCo, MLP OpCo may, at its option, purchase all of CHK Compression’s relevant emission services equipment within 14 days (at CHK Compression’s cost), including all hand held analyzers and related tools, but excluding the portable test trailers, to the extent required by Gatherers to perform such emissions services. CHK Compression will transfer such emissions equipment to MLP OpCo or its designee free and clear of all liens and other encumbrances.

5.	Hydrogen Sulfide.

If the gas to be compressed contains quantities of Hydrogen Sulfide (“H2S”) in excess of ** parts per million (“ppm”) on a system average basis for any month, as indicated by gas analysis (“High H2S Gas”), this Section 5 will apply.

(a) Equipment Modification. Because of the high concentration of H2S, CHK Compression, at its sole discretion, may modify or replace certain components of any affected Equipment, which modifications or replacements shall be solely related to the safety of personnel and the safe operation of the affected Equipment, so as to allow it to safely compress High H2S Gas without undue damage or wear or risk to personnel. The reasonable cost of these equipment modifications will be borne by MLP OpCo.

(b) Equipment Inspection and Repair. Upon return of the affected Equipment, there will be a joint inspection of the affected Equipment by CHK Compression and MLP OpCo. Any damages to the affected Equipment directly attributable to quantities of H2S in excess of 100 ppm, such as accelerated degradation, pitting, or excessive corrosion, will be remedied to a similar condition as would have occurred had High H2S Gas not been compressed at the expense of the MLP OpCo.

(c) H2S Rate Adder. Because CHK Compression’s Environmental Health & Safety policies and safety practices require certain precautionary measures for High H2S Gas and H2S operations will potentially result in greater wear on the Equipment, a rate adder for High H2S Gas service will be included as delineated in Table 5(c) below. This monthly adder, calculated as a percentage of the monthly rental rate specified on Schedule 1, Schedule 2, or Schedule 3, as adjusted pursuant to Section 3(b), will be included in each invoice (prorated for partial month invoices) as a separate line item subject to all applicable taxes.

Table 5(c)

Horsepower Range (horsepower)	Adder
**–**	**%
**–**	**%
**–**	**%
**–**	**%

(d) Sweetening Equipment and Chemicals. Gatherers will be responsible for providing all required sweetening chemicals and associated equipment and any required sweet or inert purge gas as needed at no cost to CHK Compression.

(e) Fuel Gas. In the event fuel gas sweetening is required to accomplish such, Gatherers must provide an appropriately sweetened fuel gas for the unit at no cost to CHK Compression.

6.	Billing and Payment.

(a) Invoices. CHK Compression shall invoice MLP OpCo in electronic format by the 15th day of the month for amounts due hereunder for Equipment leased in the prior month and provide to MLP OpCo a statement setting forth (i) the Equipment leased hereunder in such month and (ii) all amounts due by MLP OpCo hereunder. CHK Compression’s invoices shall include information reasonably sufficient to explain and support the charges reflected therein. MLP OpCo shall remit or cause Gatherers to remit to CHK Compression the amount due, by wire transfer, by the 25th day of each month or 10 days from the date of receipt of CHK Compression’s electronic invoice, whichever is later. If such due date is not a business day, payment is due on the next business day following such date.

(b) Disputes. If MLP Op Co, for itself or on behalf of any Gatherer, in good faith, disputes the amount of any invoice or any part thereof, MLP OpCo will pay CHK Compression such amount, if any, that is not in dispute and shall provide CHK Compression Notice of the disputed amount accompanied by supporting documentation acceptable in industry practice to support the disputed amount. If the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights under this Agreement.

(c) Late Payments. If MLP OpCo fails to pay the amount of any invoice rendered by CHK Compression hereunder when such amount is due, interest thereon shall accrue from, but excluding, the due date to, and including, the date payment thereof is actually made at the lesser of the Prime Rate plus 2%, computed on an annualized basis and compounded monthly, or the maximum rate of interest permitted by Applicable Law. “Prime Rate” means the prime rate on corporate loans at large U.S. money center commercial banks as set forth in The Wall Street Journal “Money Rates” table under the Heading “Prime Rate,” or any successor thereto, on the first date of publication for the month in which payment is due.

(d) Audit Rights. MLP OpCo and CHK Compression shall be entitled to audit rights with respect to this agreement as provided in the Gathering Agreements with respect to the Gatherers and such rights are incorporated herein for all purposes as between MLP OpCo and CHK Compression.

7. Taxes. MLP OpCo agrees to pay, when due, all use, property, excise, and other taxes or charges (including any interest and penalties) now or hereafter imposed by any Governmental Authority on the leasing, operation, or use of the Equipment by Gatherers, and prepare and file any tax and other similar returns required to be filed with respect thereto. Upon receipt of Notice from CHK Compression, MLP OpCo will provide or cause Gatherers to provide copies of such returns to CHK Compression.

8. Delivery, Inspection, and Acceptance. For Equipment held on standby for MLP OpCo that is RTS, CHK Compression shall deliver such Equipment to Gatherer’s site by no later than 14 days after the date on which the Equipment was requested by MLP OpCo. No later than 7 days after delivery of the Equipment to Gatherer’s site, MLP OpCo shall cause Gatherer to inspect the Equipment. Unless MLP OpCo provides Notice to CHK Compression within such 7-day period of any defects or deficiencies in such Equipment, Gatherer shall be presumed to have accepted the Equipment in its then present condition. If within such 7-day period, MLP OpCo provides Notice to CHK Compression of the unacceptability of the Equipment, CHK Compression shall correct such defects as soon as commercially practicable but no later than 14 days after the date of MLP OpCo’s Notice or CHK Compression will retrieve and remove the Equipment by such date, at its cost, and MLP OpCo shall have no payment obligations hereunder with respect to such Equipment. Upon delivery of any Equipment, Gatherer shall thereupon assume the care, custody, supervision, and control of the Equipment. Any acceptance by Gatherer of any Equipment shall not relieve CHK Compression of its obligations hereunder in respect of such Equipment.

9. Delivery and Installation. MLP OpCo agrees to bear all costs of installing and connecting the Equipment upon delivery by CHK Compression to Gatherers’ site and disconnecting the Equipment prior to its return to CHK Compression. All out-of-pocket, third party costs of transporting the Equipment from CHK Compression’s yard to Gatherers’ site and of transporting the Equipment from such site back to CHK Compression’s yard will be at the expense of MLP OpCo, including all crane expenses. As part of such installation, CHK Compression will assist Gatherers in identifying and obtaining service for the appropriate utilities for the Equipment, but MLP OpCo shall be responsible for causing the installation of such utilities.

10.	Performance Guarantees.

(a) Run Time Guarantee. CHK Compression guarantees that the Equipment will be mechanically available for use by Gatherers no less than **% of time in each month, excluding the time required for preventive maintenance and overhauls performed in accordance with prudent industry practices.

(b) Throughput Guarantee. CHK Compression guarantees that the volumes of Gas capable of being compressed by the Equipment shall be not less than **% of the Equipment manufacturer’s most recent specifications and sizing program. If specific site conditions not within CHK Compression’s control, including extreme ambient site temperatures, reduce the Equipment’s ability to produce its full manufacturer’s rated horsepower, this reduction in available horsepower will be factored into the throughput calculations in the manufacturer’s sizing program.

(c) Damages. If the Equipment fails to meet the run time guarantee in Section 10(a) above or the throughput guarantee in Section 10(b) above in a month, then the monthly rental payment for such Equipment shall be equal to the product of (i) the lesser of (x) the actual run time percentage for such month divided by **% or (y) the actual throughput percentage for such month divided by **% and (ii) the monthly rental rate for such Equipment. If (x) any Equipment is mechanically available for use by the Gatherers less than **% of time, excluding preventive maintenance and overhauls performed in accordance with prudent industry practices or (y) the volumes of Gas capable of being compressed by any Equipment are less than **% of the Equipment manufacturer’s most recent specifications and sizing program, considering specific site conditions as provided above, in either case, for more than two consecutive months, MLP OpCo shall provide Notice to CHK Compression. If CHK Compression does not satisfactorily demonstrate to MLP OpCo within 5 days of such Notice that CHK Compression has taken remedial action to cause such Equipment to operate at or near the guaranteed performance levels in Section 10(a) and Section 10(b) above, then MLP OpCo may terminate the lease hereunder as to such Equipment and CHK Compression shall promptly remove and replace such Equipment, at CHK Compression’s cost.

11. Use by Gatherers. MLP OpCo agrees to cause Gatherers to use the Equipment only for the compression of gas in accordance with the specifications of the manufacturer of the Equipment. At CHK Compression’s request, MLP OpCo shall cause Gatherers to submit to CHK Compression monthly operating reports for the Equipment. CHK Compression represents to MLP OpCo that the Equipment will operate in accordance with the manufacturer’s design and performance specifications. Without limiting CHK Compression’s obligations hereunder, MLP OpCo will be responsible for loss of or damage to the Equipment after delivery to Gatherers’ site and before redelivery of the Equipment to the transporter to return the Equipment to CHK Compression.

12.	Maintenance.

(a) Repair and Replacement. CHK Compression agrees, at its own expense, to maintain the Equipment in accordance with prudent industry standards for such Equipment and in a manner that causes the Equipment to meet the performance guarantees above, to operate in accordance with Applicable Laws, and otherwise keeps the Equipment in good working order and condition. CHK Compression shall perform all maintenance work and repairs, and make all replacements, necessary to cause the Equipment to perform in accordance with such standards (including providing, at CHK Compression’s expense, all replacement parts and equipment) no later than 5 days, after MLP OpCo provides Notice to CHK Compression that the Equipment is not performing in accordance with such standards. Such maintenance and repair work includes installing, maintaining, repairing, and replacing all on skid pollution control equipment required by Applicable Law for such Equipment.

(b) Overhauls. Notice will be provided by CHK Compression to MLP OpCo no less than 30 days prior to any scheduled engine overhaul or replacement, but in cases of unscheduled (catastrophic or major) failures of Equipment, Notice will be given as soon as possible by MLP OpCo.

(c) Gatherers’ Obligations. To facilitate the maintenance of the equipment by CHK Compression hereunder, MLP OpCo shall:

1) provide CHK Compression with reasonable access to the Equipment to perform its duties hereunder;

2) provide an inlet separator for the Equipment to remove solids (such as sand) and all entrained liquids from the gas stream; provided that CHK Compression will provide the on-skid scrubbers;

3) start and stop the Equipment as necessary from time to time by qualified operators;

4) fill and top oil and coolant reservoirs in the Equipment as needed;

5) report leaks of oil or coolant from the Equipment to CHK Compression as soon as practicable;

6) furnish free use of suitable, sweet, dry (without free liquids) natural gas fuel for engine use; and

7) notify CHK Compression as soon as practicable of any Equipment breakdown or malfunction.

(d) Remedies. If CHK Compression fails to maintain and repair any Equipment in accordance with the obligations above, MLP OpCo may, at its election and upon 3 days Notice to CHK Compression, maintain and repair, or engage a third party to maintain and repair, such Equipment. CHK Compression shall promptly reimburse MLP OpCo for, or MLP OpCo may deduct from amounts owed by it hereunder, all costs and expenses incurred by MLP OpCo or the affected Gatherer to perform, or to cause to be performed, such maintenance and repair of such Equipment and the monthly rental payment for such Equipment shall be prorated based on the number of hours such Equipment was available in such month compared to the total number of hours in such month.

13. Inspection. CHK Compression shall have the right at all reasonable times to enter upon the premises where the Equipment may be located for the purpose of inspection or observation of use by Gatherers.

14. Title; Personal Property; Encumbrances; Location. MLP OpCo covenants that the ownership of the Equipment is and shall at all times remain in CHK Compression. The Equipment shall remain personal property and never attach to or become a fixture or otherwise affixed to any realty. The Equipment shall be installed and used at the location specified in the Schedule pertaining thereto and it shall not be removed therefrom without CHK Compression’s consent. MLP OpCo will not sell, mortgage, assign, transfer, lease, sublet, loan, part with possession, or encumber the Equipment or permit any liens or encumbrances or charges to attach or become effective thereon or permit or attempt to do any of such acts. MLP OpCo agrees, at its sole own expense, to take such action or cause Gatherers to take such action as may be necessary to remove any such encumbrance, lien, or charge and to prevent any third party from acquiring any other interest in any Equipment (including by reason of such Equipment being deemed to be a fixture or a part of any realty). If MLP OpCo fails to do so within a reasonable period of time after receipt of demand from CHK Compression, CHK Compression shall have the right to pay or otherwise settle such lien, encumbrance, or charge and recover reimbursement of such amount from Gatherers. Gatherers will not alter or remove any insignia, serial number or other lettering of the Equipment.

15. Licenses, Permits, and Compliance. MLP OpCo, at its sole expense, shall:

1) comply with all Applicable Laws relating to the installation or operation of the Equipment, or environmental requirements associated therewith (including air emission, noise and environmental discharges); and

2) obtain and maintain throughout the rental term or any extension thereof any and all licenses or permits necessary or appropriate to operate and maintain the Equipment.

16. Waste Disposal. MLP OpCo shall bear responsibility for disposing all liquids, solids, and hazardous wastes discharged by the Equipment while in a Gatherers’ possession in accordance with all Applicable Laws, except spent engine oil, coolants and filters.

17. Term. Unless terminated sooner as provided below, the term of this Agreement shall commence on the Effective Date and continue in effect through the close of the last day of the month following the 10th anniversary of the Effective Date and shall continue in effect from year to year thereafter, unless terminated by MLP OpCo upon Notice to CHK Compression no less than 60 days prior to the end of the primary term or any year thereafter.

18.	Termination. This Agreement may be terminated as follows:

1) by CHK Compression with respect to MLP OpCo if (A) MLP OpCo fails to perform any of its material obligations under this Agreement and (B) such failure is not (x) excused by a Force Majeure Event or (y) cured by MLP OpCo within 60 Days after Notice thereof by CHK Compression to MLP OpCo; or

2) by MLP OpCo if (A) CHK Compression fails to perform any of its material obligations under this Agreement and (B) such failure is not (x) excused by a Force Majeure Event or (y) cured by CHK Compression within 60 Days after Notice thereof by the affected Gatherer to CHK Compression; or

3) by CHK Compression with respect to MLP OpCo if MLP OpCo fails to pay any undisputed amount when due under this Agreement if such failure is not remedied within 15 Business Days after Notice of such failure is given by CHK Compression to MLP OpCo; or

4) by either Party by Notice to the other Party if the other Party (1) makes an assignment or any general arrangement for the benefit of creditors, (2) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against them, or (3) otherwise becomes bankrupt or insolvent (however evidenced).

If CHK Compression terminates this Agreement as permitted above and removes the Equipment from Gatherers’ locations, then MLP OpCo shall be responsible for all claims asserted against CHK Compression by a party or parties from which Gatherers receive gas and arising out of such removal of Equipment.

19.	Insurance Coverage.

(a) MLP OpCo shall, at MLP OpCo’s expense, maintain, with an insurance company or companies authorized to do business in the state where the Equipment is located, the following insurance: 1) comprehensive or commercial general liability insurance, on an

“occurrence” or claims made form, including operations of independent contractors and contractual liability with a combined single limit for bodily injury, personal injury, and property damage liability in an amount of $1 million per occurrence and $2 million aggregate; 2) All Risk Property insurance including but not limited to Machinery Breakdown insurance with respect to the Equipment, covering the replacement cost value of the Equipment and naming CHK Compression as a Loss Payee. The amount of insurance required in this Section 19(a) shall be subject to Section 19(e) below and may be satisfied by the purchase of separate primary and umbrella (or excess) liability policies which when combined together provide the total limits of insurance specified.

(b) Waiver. MLP OpCo shall obtain from its insurers a waiver of subrogation against CHK Compression in all of the insurance policies required in this Section 19, and all other insurance carried by MLP OpCo protecting against loss of or damage to Gatherers’ and CHK Compression’s property and equipment, but only to the extent of the liabilities assumed by MLP OpCo hereunder, subject to Section 19(e) below.

(c) No Change. All such insurance, subject to Section 19(e) below, shall be carried in a company or companies reasonably acceptable to CHK Compression (which approval shall not be unreasonably withheld) and shall be maintained in full force and effect during the term of this Agreement, and shall not be canceled by MLP OpCo without 30 days’ prior Notice having first been furnished CHK Compression. CHK Compression shall be named an additional insured on all of MLP OpCo’s required insurance, but only to the extent of the liabilities assumed by MLP OpCo hereunder. To the extent of MLP OpCo’s liability hereunder, (i) all of MLP OpCo’s required insurance shall be primary to any insurance of CHK Compression that may apply to such occurrence, accident, or claim and (ii) no “other insurance” provision shall be applicable to CHK Compression and its Affiliates by virtue of having been named an additional insured or loss payee under any policy of insurance.

(d) Certificate. Certificates of insurance acceptable to CHK Compression evidencing the coverage required by Gatherers shall be provided by MLP OpCo to CHK Compression prior to commencement of performance of services or the delivery of Equipment under this Agreement.

(e) Self-Insurance. MLP OpCo may self-insure any of the risks for which coverage is required herein.

20.	Indemnities.

(a) GATHERERS’ INDEMNITY. MLP OPCO AGREES TO PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS CHK COMPRESSION, AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND INVITEES, FROM AND AGAINST ALL CLAIMS, DEMANDS, LOSSES, AND CAUSES OF ACTION (OF EVERY KIND AND CHARACTER AND WITHOUT LIMIT AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF) (COLLECTIVELY “CLAIMS”) THAT (I) ARISE OUT OF THE ACTIVITIES CONTEMPLATED UNDER THIS AGREEMENT AND (II) ARE ASSERTED BY GATHERERS, GATHERERS’ CONTRACTORS OR SUB-CONTRACTORS, OR ANY OF THEIR EMPLOYEES OR INVITEES ON ACCOUNT

OF BODILY INJURY, DEATH, OR DAMAGE TO PROPERTY, EVEN IF CAUSED BY THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF CHK COMPRESSION OR ITS OFFICERS, DIRECTORS, OR CONTRACTORS OR THEIR EMPLOYEES OR INVITEES.

(b) CHK COMPRESSION’S INDEMNITY. CHK COMPRESSION AGREES TO PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS GATHERERS, AND THEIR OFFICERS, DIRECTORS, AND EMPLOYEES AND INVITEES, FROM AND AGAINST ALL CLAIMS THAT (I) ARISE OUT OF THE ACTIVITIES CONTEMPLATED UNDER THIS AGREEMENT AND (II) ARE ASSERTED BY CHK COMPRESSION, CHK COMPRESSION’S AFFILIATES, CONTRACTORS, OR SUB-CONTRACTORS, OR ANY OF THEIR EMPLOYEES OR INVITEES ON ACCOUNT OF BODILY INJURY, DEATH, OR DAMAGE TO PROPERTY, EVEN IF CAUSED BY THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF GATHERERS OR THEIR OFFICERS, DIRECTORS, OR CONTRACTORS OR THEIR EMPLOYEES OR INVITEES.

(c) MLP OpCo’s Third Party Indemnity. MLP OpCo agrees to protect, defend, indemnify, and hold harmless CHK Compression, their officers, directors, employees, or their invitees from and against all Claims (i) caused by the acts or omissions of Gatherers and (ii) arising in favor of third parties or Persons not employed or contracted by Gatherers or CHK Compression on account of bodily injury, death, or damage to property.

(d) CHK Compression’s Third Party Indemnity. CHK Compression agrees to protect, defend, indemnify, and hold harmless Gatherers, their officers, directors, employees, or their invitees from and against all Claims (i) caused by the acts or omissions of CHK Compression and (ii) arising in favor of third parties or Persons not employed or contracted by Gatherers or CHK Compression on account of bodily injury, death, or damage to property.

(e) Indemnity Procedures. Each Party shall notify the other Party immediately of any claim, demand, or suit that may be presented to or served upon it by any person arising out of or as a result of work performed pursuant hereto, affording such other Party full opportunity to assume the defense of such claim, demand, or suit and to protect itself under the obligations of this Section 20. Each Party covenants and agrees to support its obligations hereunder by available liability insurance coverage as set forth in Section 19 above. If this Agreement is subject to the indemnity limitations of any Applicable Law then it is agreed that the above obligations to indemnify are limited to the extent allowed by Applicable Law.

(1)

If this Agreement is subject to the indemnity limitations of Chapter 127 of the Texas Civil Practices and Remedies Code, and so long as such limitations are in force, then the Parties agree that the above obligations to indemnify are limited to the extent allowed by Applicable Law, and each Party covenants and agrees to support this indemnity agreement by liability insurance coverage, with limits of insurance required of each Party equal to those specifically set forth in Section 19 above. If this Agreement is subject to any other applicable state indemnity limitation, it is agreed that the above obligations to indemnify are limited to the extent allowed by Applicable Law.

(2)	If this Agreement is subject to the indemnity limitations in New Mexico Statutes, Sec. 5672, and so long as that act is in force, Section 20 herein shall not be applicable to the services performed in the State of New Mexico. In lieu thereof, each Party agrees to defend, indemnify, save and hold the other party harmless from and against all claims and causes of action to the extent such arise out of the indemnifying party’s negligence, gross negligence, strict liability or breach of contract.

(f) Monetary Limits. If the monetary limits of insurance required hereunder or of the indemnity voluntarily assumed under this Section 20 which will be supported either by equal liability insurance or voluntarily self-insured, in part or whole, exceeds the maximum limits permitted under Applicable Law, the Parties agree such insurance requirements or indemnity shall automatically be amended to conform to the maximum monetary limits permitted under such Applicable Law.

(g) Costs of Suit. Claims indemnified under this Section 20 shall include, but not be limited to, all expenses of litigation, court costs, and attorney fees that may be incurred by or assessed against the Party being indemnified.

21. Force Majeure. If a Party is rendered unable, wholly or in part, by reason of a Force Majeure Event to perform its obligations under this Agreement, other than MLP OpCo’s obligations to make payments when due hereunder, then such Party’s obligations shall be suspended to the extent affected by the Force Majeure Event. The Party whose performance is affected by a Force Majeure Event must provide Notice to the other Party. Initial Notice may be given orally, but Notice with reasonably full particulars of the Force Majeure Event is required as soon as reasonably possible after the occurrence of the Force Majeure Event. The Party affected by a Force Majeure Event shall use reasonable commercial efforts to (i) remedy and (ii) mitigate the effects of the Force Majeure Event.

22. Assignment and Binding Effect. Neither Party shall assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Notwithstanding the foregoing, each Party may assign its rights under this Agreement to an Affiliate of such Party without the consent of the other Party and each Party may pledge this Agreement (or pledge any of its rights under this Agreement including the right to receive payments due hereunder) to secure any credit facility or indebtedness of such Party or its Affiliates without the consent of the other Party and may assign any of its rights, or delegate any of its obligations, under this Agreement to one or more of its Affiliates without the consent of the other Party; provided, no such assignment or pledge shall relieve the assignor Party from any of its obligations hereunder.

23. WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT OR IN THE SCHEDULES, CHK COMPRESSION MAKES NO

REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION.

24. No Conditional Sale. The Parties intend that this Agreement create a lease on the Equipment, and not a conditional sale. To provide solely for the unlikely event that a court might nevertheless consider this Agreement to constitute be a conditional sale, CHK Compression hereby retains a purchase money security interest to secure payment of the sales price of the Equipment as determined by such court, and MLP OpCo grants to CHK Compression all rights given to a secured party under the Uniform Commercial Code in addition to its other rights hereunder. Further, although the Parties have agreed the Equipment shall never be deemed to be a fixture and attached to any realty, to provide solely for the unlikely event that a court might also consider the Equipment to be a fixture, the Parties agree for the purpose of complying with the legal requirements for a financing statement that collateral is or includes fixtures and the Equipment is affixed or is to be affixed to the lands described in the applicable Schedule.

25.	Notices.

(a) Form of Notice. All notices, invoices, payments, and other communications made under this Agreement (“Notice”) shall be in writing and sent to the addresses shown below.

Gatherers:

Chesapeake Midstream Partners, L.P.

777 NW Grand Boulevard

Oklahoma City, Oklahoma 73118

Attention: J. Mike Stice

Fax: (405) 840-6134

With a copy to:

Vinson & Elkins LLP

1001 Fannin Street,

Suite 2500

Houston, Texas 77002-6760

Attention: Alan Beck

Fax: (713) 615-5620

With a copy to:

Global Infrastructure Management, LLC

12 East 49th Street

38th Floor

New York, New York 10017

Attn: Salim Samaha

Fax: (646) 282-1599

CHK Compression:

MidCon Compression, LLC

Chesapeake Midstream Development, L.P.

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attention: Nick Dell’Osso

Fax: (405) 840-6125

(b) Method. All Notices may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail, or hand delivered.

(c) Delivery. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission. If the Day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving Party. Notice by first class mail shall be considered delivered five Business Days after mailing.

26.	Dispute Resolution.

(a) Negotiation. The Parties shall attempt in good faith to resolve any Contract Dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the Contract Dispute and who are at a higher level of management than the Persons with direct responsibility for administration of this Agreement. Any Party may give the other Parties Notice of any dispute not resolved in the normal course of business (the “Negotiation Notice”). Within 7 days after the delivery of the Negotiation Notice, the receiving Party shall submit to the other Parties a written response. The Negotiation Notice and response shall include (i) a statement of that Party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive. Within 14 days after the delivery of the initial notice, the executives of the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.

(b) Litigation. If any Contract Dispute is not settled within 60 Days after delivery of the Negotiation Notice, the Parties shall be free to resolve such Contract Dispute through litigation subject to the terms hereof.

27. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principles of conflicts of law (whether of the State of Delaware or otherwise) that would result in the application of the laws of any other jurisdiction.

28. CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (a) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (b) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (c) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. SERVICE OF PROCESS MAY BE EFFECTED BY CERTIFIED MAIL TO THE RESPECTIVE PARTY AT THE ADDRESS PROVIDED FOR NOTICE HEREIN. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

29. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION,

CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

30. Specific Performance. The Parties acknowledge and agree (i) that each Party would be irreparably harmed by a breach by the other Party of any of their obligations under this Agreement and (ii) that there would be no adequate remedy at law or damages to compensate the non-breaching Party for any such breach. The Parties agree that the non-breaching Party shall be entitled to injunctive relief requiring specific performance by the breaching Party of its obligations under this Agreement, and the Parties hereby consent and agree to the entry of such injunctive relief.

31. Enforceability. If any provision in this Agreement is determined to be invalid, void, or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Agreement.

32. No Waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

33. Rules of Construction. In construing this Agreement, the following principles shall be followed:

(1)	no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(2)	examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(3)	the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(4)	a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

(5)	unless otherwise specified, the plural shall be deemed to include the singular, and vice versa; and

(6)	each gender shall be deemed to include the other genders.

34. Prior Agreements. This amended and restated Agreement supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby or in the documents for any other transaction, whether oral or written.

35. Headings. The headings and subheadings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties and shall not be used to construe or interpret the provisions of this Agreement.

36. Financing Statements. MLP OpCo will, if requested by CHK Compression, join with CHK Compression in executing one or more financing statements, as may be desired by CHK Compression, in a form reasonably satisfactory to CHK Compression.

37. Conflicts. In case of conflict between provisions found in this Agreement and those listed in the Schedules attached hereto, the provisions on the attached Schedules shall prevail.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CHK Compression:

MIDCON COMPRESSION, LLC

By:	/s/ Jennifer M. Grigsby
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer
and Corporate Secretary

MLP OpCo:

CHESAPEAKE MLP OPERATING, L.L.C.

By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	Chief Executive Officer

SIGNATURE PAGE

COMPRESSION AGREEMENT

Schedule 1

See Attached.

Equipment Schedules

Schedule 2

See Attached.

Equipment Schedules

Schedule 3

See Attached.

Equipment Schedules

Exhibit A

Gas Gathering Agreements

Gas Gathering Agreement dated September 30, 2009 between Chesapeake Midstream Partners, L.L.C., an Oklahoma limited liability company, Chesapeake Energy Marketing, Inc., an Oklahoma corporation, Chesapeake Exploration L.L.C., a Delaware limited liability company, Chesapeake Louisiana L.P., an Oklahoma limited partnership, and DD JET, L.L.C., a Delaware limited liability company, as amended from time to time.

Gas Gathering Agreement dated December 21, 2010 between Magnolia Midstream Gas Services, L.L.C., an Oklahoma limited liability company, Chesapeake Energy Marketing, Inc., an Oklahoma corporation, Chesapeake Operating, Inc., an Oklahoma corporation, Empress, L.L.C., an Oklahoma limited liability company, and Chesapeake Louisiana L.P., an Oklahoma limited partnership, as amended from time to time.